EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm in the Registration Statement on Form S-8 pertaining to the Schawk, Inc. 2006 Long-term Incentive Plan and Schawk, Inc. 2003 Equity Option Plan and to the incorporation by reference therein of our reports dated March 15, 2007, with respect to the consolidated financial statements and schedule of Schawk, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Schawk, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Schawk, Inc., filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP
Chicago, Illinois June 15, 2007